Exhibit 99.1

Susquehanna Bancshares, Inc. Announces First Quarter Results

    LITITZ, Pa.--(BUSINESS WIRE)--April 26, 2005--Susquehanna
Bancshares, Inc., (Susquehanna) (Nasdaq:SUSQ) today announced net income for the first quarter of 2005 was $15.4 million, or $0.33 per diluted share, compared to the $15.9 million, or $0.40 per diluted share, for the first quarter of 2004.
    First Quarter Financial Highlights:

    -- Total deposits grew 17%, rising to $5.1 billion from $4.3 billion in the first quarter of 2004 - excluding Patriot Bank Corp., which was acquired on June 10, 2004, this increase was 3%.

        -- Demand deposits increased 21% to $870 million from $719 million in the first quarter of 2004 - excluding Patriot this increase was 11%.

    -- Net loans and leases grew 18%, rising to $5.0 billion from $4.2 billion in the first quarter of 2004 - excluding Patriot and a first quarter auto lease securitization, this increase was 11%.

        -- Commercial loans increased 29% to $803 million in the first quarter of 2005 - excluding Patriot this increase was 19%.

        -- Real estate construction loans increased 41% to $784 million in the first quarter of 2005 - excluding Patriot this increase was 11%.

    -- Total assets grew 20%, rising to $7.3 billion from $6.0 billion in the first quarter of 2004 - excluding Patriot and a first quarter auto lease securitization, this increase was 7%.

    -- Credit quality remains strong, highlighted by improvement in the nonperforming assets to total loans, leases and OREO ratio to 0.42% at March 31, 2005, from 0.46% at March 31, 2004.

    -- Net interest margin increased 14 basis points to 3.71% compared to 3.57% in the first quarter of 2004.

    -- Total assets under management and under administration were $5.2 billion at March 31, 2005, up from $4.5 billion at March 31, 2004, representing 15% growth.

    -- Wealth management fee income increased 26% to $7.1 million from $5.6 million in the first quarter of 2004. Commission income from property and casualty insurance sales increased 36% to $3.3 million from $2.4 million for the same period.

    -- Due to a significant reduction in origination volumes at Susquehanna's auto lease subsidiary, vehicle fee income declined $2.0 million. This reduction in volume was due to special financing offers provided by the major car manufacturers.


    Linked Quarter Highlights (First Quarter 2005 vs. Fourth Quarter
2004)

    -- Commercial loans increased 6% to $803 million compared to $760 million in the fourth quarter of 2004.

    -- Real estate construction loans increased 6% to $784 million compared to $742 million in the fourth quarter of 2004.

    -- Net interest margin improved 4 basis points to 3.71% from 3.67% in the fourth quarter of 2004.

    -- Demand deposits grew 2% to $870 million from $853 million in the fourth quarter of 2004.


    Return on average assets and average equity for the first quarter of 2005 finished at 0.83% and 8.35%, respectively. This compared to the first quarter of 2004 with 1.08% and 11.64%, for the same measurements, respectively.
    Equity capital was $746 million at March 31, 2005, or $16.00 per share, compared to $560 million at March 31, 2004, or $14.04 per share.
    We are maintaining our 2005 fully diluted EPS guidance range of $1.70 to $1.80. Further discussion of guidance will take place on the conference call scheduled for April 27, 2005, at 11 a.m. Eastern time.
    Additional Activity:

    -- On March 30, 2005, individual bank subsidiaries of Susquehanna completed a private placement of $329,420,000 aggregate principal amount of asset backed notes to an institutional purchaser. The notes were issued by a special purpose trust formed for purposes of the transaction, bear a weighted average coupon rate of 4.32% per annum and are secured by beneficial interests in portfolios of motor vehicle leases and the related vehicles held by the individual bank subsidiaries.

    -- On January 21, Susquehanna consolidated and branded its subsidiary banks First Susquehanna Bank and Trust and WNB Bank into its Susquehanna Bank PA subsidiary. The Pennsylvania state-chartered bank has $2.3 billion in combined assets and operates 58 banking offices in central Pennsylvania. Susquehanna Bank PA operates under the market name Susquehanna Bank.

    -- On April 15, Susquehanna merged and branded its subsidiary banks Citizens Bank of Southern Pennsylvania, Farmers & Merchants Bank and Trust, First American Bank of Pennsylvania, and Susquehanna Bank. The consolidated bank is called Susquehanna Bank. The Maryland state-chartered bank has $2.8 billion in combined assets and operates 58 banking offices in Maryland, south central and western Pennsylvania, and eastern West Virginia.

    -- On February 1, Susquehanna Bancshares, Inc. announced its acquisition of Brandywine Benefits Corporation and Rockford Pensions, LLC (collectively "Brandywine"), Wilmington, Del., a financial planning, consulting and administration firm specializing in retirement benefit plans for small- to medium-sized businesses. Susquehanna merged Brandywine into Valley Forge Asset Management Enterprises, LLC; a wholly-owned subsidiary of Susquehanna's wealth management affiliate Valley Forge Asset Management, King of Prussia, Pa. Brandywine serves over 250 customers in the mid-Atlantic states and generates approximately $1.55 million in annual revenues.

    -- On March 18, Susquehanna Patriot Bank signed a lease for approximately 25,000-square feet of space in a soon-to-be-built, four-story building in Camden, N.J. Susquehanna Patriot Bank will relocate its headquarters from Marlton, N.J., to Camden in early 2006, making it the first financial institution headquartered in Camden in over two decades.

    "While we are challenged by the results of our auto leasing business, we are very much encouraged by the results attained in our other business lines," said William J. Reuter, Chairman, President and Chief Executive Officer. "Our banking business, now operating under a common brand, is growing deposits and loans without sacrificing credit quality and our net interest margin continues to improve. Non-interest income, too, remains strong with both our wealth management and insurance business lines experiencing double-digit fee income increases in the first quarter."
    Susquehanna will broadcast its first quarter results conference call over the Internet on April 27, 2005 at 11 a.m. Eastern time. The conference call will include management's discussion of first quarter results as well as an update on strategic initiatives and auto leasing performance, and may include forward-looking information such as matters affecting earnings and other financial metrics guidance. Investors will have the opportunity to listen to the conference call through a live broadcast on Susquehanna's Web site, located at www.susquehanna.net. To listen to the live call, please go to the Investor Relations section of Susquehanna's Web site at least fifteen minutes prior to the broadcast to download and install any necessary audio software. For those who are unable listen to the live broadcast, an archive will be available shortly after the call concludes.
    Susquehanna is a financial services holding company, operating in multiple states, with assets of $7.3 billion. It provides financial services through its subsidiaries at 170 locations in the mid-Atlantic region. In addition to its current three commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company, a commercial leasing company and a vehicle leasing company. Investor information may be requested on Susquehanna's Web site at www.susquehanna.net.

    This press release contains certain financial information determined by methods other than in accordance with GAAP. Susquehanna's management uses these non-GAAP measures in its analysis of the Company's performance. These non-GAAP financial measures require management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different. These measures typically exclude the effects of intangibles and related amortization and include the tax benefit associated with revenue items that are tax-exempt. Disclosures regarding these non-GAAP financial measures are included in the accompanying financial information.
    The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Susquehanna's core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.
    This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on Susquehanna's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                     Susquehanna Bancshares, Inc.
                             P.O. Box 1000
                           Lititz, PA 17543

SUMMARY FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

                                                  1Q05        1Q04
                                               ----------- -----------
Balance Sheet (EOP)
Investments                                    $1,233,718  $1,061,462
Loans and leases                                4,990,889   4,229,609
Allowance for loan & lease losses (ALLL)           53,127      42,946
Total assets                                    7,253,296   6,049,768
Deposits                                        5,106,065   4,345,898
Short-term borrowings                             398,521     275,388
FHLB borrowings                                   625,393     492,794
Long-term debt                                    173,196     130,000
Shareholders' equity                              746,089     559,596

Stated Book Value per Share                         16.00       14.04
Tangible Book Value per Share                       10.52       12.45

Average Balance Sheet
Investments                                     1,245,288     964,447
Loans and leases                                5,267,378   4,257,328
Total earning assets                            6,569,960   5,312,386
Total assets                                    7,486,675   5,918,908
Deposits                                        5,157,399   4,231,984
Short-term borrowings                             394,445     287,270
FHLB borrowings                                   807,935     546,791
Long-term debt                                    190,457     130,000
Shareholders' equity                              748,140     550,526

Income Statement
Net interest income                                59,412      46,681
Loan & lease loss provision                         2,750       1,700
Noninterest income                                 27,970      27,074
Noninterest expense                                62,080      49,303
Income before taxes                                22,552      22,752
Income taxes                                        7,149       6,826
Net income                                         15,403      15,926
Basic earnings per share                             0.33        0.40
Diluted earnings per share                           0.33        0.40
Cash dividends paid per share                        0.23        0.22

Asset Quality
Net charge-offs (NCO)                              $3,716      $1,426
Nonaccrual loans & leases                          19,085      17,749
OREO                                                1,949       1,657
Total nonperforming assets (NPA)                   21,034      19,406
Loans & leases 90 days past due                    10,018       6,696


RATIO ANALYSIS                                    1Q05        1Q04
                                               ----------- -----------

Credit Quality
NCO / Average loans & leases                         0.29%       0.13%
NPA / Loans & leases & OREO                          0.42%       0.46%
ALLL / Nonperforming loans & leases                278.37%     241.96%
ALLL / Total loans & leases                          1.06%       1.02%

Capital Adequacy
Equity / Assets                                     10.29%       9.25%
Long-term debt / Equity                             23.21%      23.23%

Profitability
Return on average assets                             0.83%       1.08%
Return on average equity                             8.35%      11.64%
Return on average tangible equity (1)               12.85%      13.24%
Net interest margin                                  3.71%       3.57%
Efficiency ratio                                    70.47%      66.39%
Efficiency ratio excluding Hann (1)                 61.28%      64.64%


(1) Supplemental Reporting of Non-GAAP Financial Measures


Susquehanna has presented a return on average tangible equity, which is a non-GAAP financial measure and is most directly comparable to the GAAP measurement of return on average equity. For purposes of computing return on average tangible equity, we have excluded the balance of intangible assets and their related amortization expense from our calculation of return on average tangible equity to allow us to review the core operating results of our company. This is consistent with the treatment by bank regulatory agencies which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average tangible equity to return on average equity is set forth below.

Return on average equity (GAAP basis)                8.35%      11.64%
Effect of excluding average intangible assets
  and related amortization                           4.50%       1.60%
Return on average tangible equity                   12.85%      13.24%

Susquehanna has presented an efficiency ratio excluding Hann, which is a non-GAAP financial measure and is most directly comparable to the GAAP presentation of efficiency ratio. We measure our efficiency ratio by dividing noninterest expenses by the sum of net interest income, on a FTE basis, and noninterest income. The presentation of an efficiency ratio excluding Hann is computed as the efficiency ratio excluding the effects of our auto leasing subsidiary, Hann Financial. Management believes this to be a preferred measurement because it excludes the volatility of full- term ratios, securitization gains, and residual values of Hann and provides more focused visibility into our core business activities. A reconciliation of efficiency ratio excluding Hann to efficiency ratio is set forth below.

Efficiency ratio (GAAP basis)                       70.47%      66.39%
Effect of excluding Hann                             9.19%       1.75%
Efficiency ratio excluding Hann                     61.28%      64.64%


CONSOLIDATED BALANCE SHEETS

                                    March 31,   Dec. 31,    March 31,
                                      2005        2004        2004
                                   ----------- ----------- -----------
                                    (in thousands, except share data)
Assets
  Cash and due from banks            $173,427    $160,574    $137,500
  Short-term investments:
    Restricted                         27,045      27,190      26,777
    Unrestricted                       32,166      31,544     122,721
                                   ----------- ----------- -----------
       Total short-term investments    59,211      58,734     149,498
                                   ----------- ----------- -----------
  Securities available for sale     1,227,119   1,240,945   1,056,929
  Securities held to maturity (fair
   values approximate $6,599,
   $4,469, and $4,533)                  6,599       4,469       4,533
  Loans and leases, net of unearned
   income                           4,990,889   5,253,008   4,229,609
    Less: Allowance for loan and
     lease losses                      53,127      54,093      42,946
                                   ----------- ----------- -----------
       Net loans and leases         4,937,762   5,198,915   4,186,663
                                   ----------- ----------- -----------
  Premises and equipment, net          87,729      83,606      63,605
  Foreclosed assets                     1,949       1,340       1,657
  Accrued income receivable            22,799      21,661      17,235
  Bank-owned life insurance           251,907     249,691     208,092
  Goodwill                            242,533     240,632      59,123
  Intangible assets with finite
   lives                               12,922      11,960       4,215
  Investment in and receivables
   from unconsolidated entities       112,205      68,384      57,585
  Other assets                        117,134     134,162     103,133
                                   ----------- ----------- -----------
                                   $7,253,296  $7,475,073  $6,049,768
                                   =========== =========== ===========

Liabilities and Shareholders'
 Equity
  Deposits:
    Demand                           $870,302    $853,411    $718,621
    Interest-bearing demand         1,680,066   1,765,077   1,453,987
    Savings                           565,449     559,530     518,813
    Time                            1,350,168   1,367,282   1,255,054
    Time of $100 or more              640,080     585,382     399,423
                                   ----------- ----------- -----------
       Total deposits               5,106,065   5,130,682   4,345,898
  Short-term borrowings               398,521     420,868     275,388
  FHLB borrowings                     625,393     751,220     492,794
  Long-term debt                      150,000     200,000     130,000
  Junior subordinated debentures       23,196      23,277           0
  Accrued interest, taxes, and
   expenses payable                    52,483      41,255      41,226
  Deferred taxes                      105,925     114,050     109,737
  Other liabilities                    45,624      42,027      95,129
                                   ----------- ----------- -----------
       Total liabilities            6,507,207   6,723,379   5,490,172
                                   ----------- ----------- -----------

  Shareholders' equity:
     Common stock, $2.00 par value,
      100,000,000 shares
      authorized; Issued:
      46,623,122 at March 31, 2005;
      46,592,930 at December 31,
      2004; and 39,868,108 at March
      31, 2004                         93,246      93,186      79,736
     Additional paid-in capital       226,863     226,384      66,365
     Retained earnings                439,844     435,159     410,606
     Accumulated other
      comprehensive income (loss),
      net of taxes of ($7,465),
      ($1,634), and $1,614            (13,864)     (3,035)      2,889
                                   ----------- ----------- -----------
       Total shareholders' equity     746,089     751,694     559,596
                                   ----------- ----------- -----------
                                   $7,253,296  $7,475,073  $6,049,768
                                   =========== =========== ===========


CONSOLIDATED STATEMENTS OF INCOME
                                                 Three Months Ended
                                                      March 31,
---------------------------------------------- -----------------------
(Dollars in thousands, except per share data)     2005        2004
---------------------------------------------- ----------- -----------
Interest Income:
  Loans and leases, including fees                $79,855     $61,134
  Securities:
                Taxable                            10,630       7,713
                Tax-exempt                            481         260
                Dividends                             632         283
  Short-term investments                              304         197
                                               ----------- -----------
    Total interest income                          91,902      69,587
                                               ----------- -----------

Interest Expense:
  Deposits:
    Interest-bearing demand                         5,442       2,655
    Savings                                           603         386
    Time                                           14,153      11,815
  Short-term borrowings                             1,917         590
  FHLB borrowings                                   7,496       5,120
  Long-term debt                                    2,879       2,340
                                               ----------- -----------
    Total interest expense                         32,490      22,906
                                               ----------- -----------
Net interest income                                59,412      46,681
Provision for loan and lease losses                 2,750       1,700
                                               ----------- -----------
Net interest income, after provision for loan
 and lease losses                                  56,662      44,981
                                               ----------- -----------

Noninterest Income:
  Service charges on deposit accounts               4,963       4,882
  Vehicle origination, servicing, and
   securitization fees                              3,202       5,193
  Asset management fees                             4,384       3,258
  Income from fiduciary-related activities          1,481       1,468
  Commissions on brokerage, life insurance
   and annuity sales                                1,218         916
  Commissions on property and casualty
   insurance sales                                  3,296       2,420
  Income from bank-owned life insurance             2,272       2,012
  Net gain on sale of loans and leases              3,698       3,671
  Net gain on securities                              121         563
  Other                                             3,335       2,691
                                               ----------- -----------
    Total noninterest income                       27,970      27,074
                                               ----------- -----------

Noninterest Expenses:
  Salaries and employee benefits                   29,282      24,107
  Occupancy                                         5,039       3,786
  Furniture and equipment                           2,348       2,094
  Amortization of intangible assets                   364         157
  Vehicle residual value                            2,804       1,211
  Vehicle delivery and preparation                  3,436       3,018
  Other                                            18,807      14,930
                                               ----------- -----------
    Total noninterest expenses                     62,080      49,303
                                               ----------- -----------
Income before income taxes                         22,552      22,752
Provision for income taxes                          7,149       6,826
                                               ----------- -----------
Net Income                                        $15,403     $15,926
                                               =========== ===========

Earnings per share:
    Basic                                           $0.33       $0.40
    Diluted                                         $0.33       $0.40
Cash dividends                                      $0.23       $0.22
Average shares outstanding:
    Basic                                          46,609      39,866
    Diluted                                        46,825      40,182


DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY


Interest rates and interest differential-taxable equivalent basis
----------------------------------------------------------------------
                 For the Three Month Period For the Three Month Period
                            Ended                      Ended
                       March 31, 2005             March 31, 2004
------------------------------------------- --------------------------

(Dollars in        Average            Rate    Average            Rate
 thousands)        Balance   Interest  (%)    Balance   Interest  (%)
------------------------------------------- --------------------------
Assets
Short-term
 investments        $57,294     $304  2.15     $90,611     $197  0.87
Investment
 securities:
    Taxable       1,203,399   11,262  3.80     943,815    7,996  3.41
    Tax-
     advantaged      41,889      740  7.16      20,632      400  7.80
---------------------------- --------       ----------- --------

 Total
  investment
  securities      1,245,288   12,002  3.91     964,447    8,396  3.50
---------------------------- --------       ----------- --------
Loans and
 leases, (net):
    Taxable       5,182,080   79,008  6.18   4,189,597   60,441  5.80
    Tax-
     advantaged      85,298    1,303  6.20      67,731    1,066  6.33
---------------------------- --------       ----------- --------

 Total loans
  and leases      5,267,378   80,311  6.18   4,257,328   61,507  5.81
---------------------------- --------       ----------- --------

Total interest-
 earning assets   6,569,960  $92,617  5.72   5,312,386  $70,100  5.31
                             --------                   --------
Allowance for
 loan and lease
 losses             (53,841)                   (43,339)
Other non-
 earning assets     970,556                    649,861
----------------------------                -----------

 Total assets    $7,486,675                 $5,918,908
----------------------------                -----------

Liabilities
Deposits:
    Interest-
     bearing
     demand      $1,738,757   $5,442  1.27  $1,364,918   $2,655  0.78
    Savings         562,487      603  0.43     513,237      386  0.30
    Time          1,986,594   14,155  2.89   1,651,567   11,815  2.88
Short-term
 borrowings         394,445    1,916  1.97     287,270      590  0.83
FHLB borrowings     807,935    7,495  3.76     546,791    5,120  3.77
Long-term debt      190,457    2,879  6.13     130,000    2,340  7.24
---------------------------- --------       ----------- --------

Total interest-
 bearing
 liabilities      5,680,675  $32,490  2.32   4,493,783  $22,906  2.05
                             --------                   --------
Demand deposits     869,561                    702,262
Other
 liabilities        188,299                    172,337
----------------------------                -----------

    Total
  liabilities     6,738,535                  5,368,382
----------------------------                -----------

Equity              748,140                    550,526
----------------------------                -----------

Total liabilities
 & shareholders'
 equity          $7,486,675                 $5,918,908
----------------------------                -----------

Net interest
 income / yield
 on average
 earning assets              $60,127  3.71              $47,194  3.57



1. Average loan balances include non accrual loans.

2. Tax-exempt income has been adjusted to a tax- equivalent basis using a marginal tax rate of 35%.

3. For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.




LOANS AND LEASES

Loans and leases, net of unearned income were as follows:

                                    March 31,  December 31,  March 31,
                                      2005        2004         2004
                                   ----------- ----------- -----------
                                             (in thousands)
Commercial, financial, and
 agricultural                        $802,525    $760,106    $622,587
Real estate - construction            784,320     741,660     557,526
Real estate secured - residential   1,602,225   1,611,999   1,302,497
Real estate secured - commercial    1,249,933   1,252,753   1,008,297
Consumer                              338,922     351,846     337,276
Leases                                212,964     534,644     401,426
                                   ----------- ----------- -----------
      Total loans and leases       $4,990,889  $5,253,008  $4,229,609
                                   =========== =========== ===========


    CONTACT: Susquehanna Bancshares, Inc.
             Abram G. Koser, 717-625-6305
             ir@susquehanna.net